Exhibit T3A.13

RESTATED VERSION

as of

24.1.2018

MEMORANDUM OF ASSOCIATION

of a limited liability company

Preamble

This Memorandum of Association regulates the legal relations of the following liability company.

1 COMPANY NAME AND REGISTERED OFFICE

1.1 The company’s business name is Intrum Czech, s.r.o.

1.2 The company’s headquarters are in the region: Prague

2 SHAREHOLDERS

2.1 The shareholder of the company is:

•	Intrum Justitia B.V., registration number: 33273472, with registered office at 1119PA Amsterdam, Schiphol-Rijk, Tupolevlaan 107, Kingdom of the Netherlands.

3 SUBJECT OF BUSINESS AND ACTIVITIES

3.1 The subject of the company’s activity and business is:

•	production, trade and services not specified in annexes 1 to 3 trade act

•	private detective services

•	rental properties, apartments and non-residential premises

•	granting or brokering consumer credit

4 SHARE CAPITAL AND SHAREHOLDERS’ CONTRIBUTIONS

4.1 The share capital of the company amounts to CZK 200,000.00 (in words: two hundred thousand Czech crowns) and is formed by the contribution of a shareholder of the company.

4.2 The shareholder’s contribution to the company is as follows:

•	Intrum Justitia B.V. - deposit of CZK 200,000.00 (in words: two hundred thousand Czech crowns).

5 COMPANY BODIES

5.1 The bodies of the company are:

(a) General Meeting

(b) Managing Directors

(c) Supervisory Board

6 GENERAL MEETING

6.1 The general meeting of shareholders shall be held as required, at least once a year.

6.2 The general meeting of shareholders is convened by the company’s managing director. The date and agenda of the General Meeting shall be notified to the shareholders at least 15 (fifteen) days before the date of the General Meeting by written invitation.

6.3 The General Meeting shall be quorate if the members present have at least half of all votes. Each shareholder has one vote per CZK 1,000.00 (in words: one thousand Czech crowns) of his contribution.

6.4 In addition to the matters provided for by law the General Meeting shall also have the following powers:

•	deciding on amendments to the articles of association or the company’s Memorandum of association

•	appointment, dismissal and remuneration of the liquidator and the decision to dissolve the company with liquidation.

6.5 If the company has a single shareholder, there is no general meeting and the powers of the general meeting are exercised by that shareholder.

7 MANAGING DIRECTORS OF THE COMPANY

7.1 The statutory body of the company is two managing directors.

7.2 Two managing directors act for the company together.

7.3 The managing director shall sign on behalf of the company by affixing his signature to the company’s trade name and indicating his function.

7.4 If more than one managing director is appointed, they decide on the business management of the company by a majority of votes.

7.5 Managing directors are authorised to grant powers of attorney on behalf of the company.

8 SUPERVISORY BOARD

8.1 The supervisory board shall have three (3) members elected and removed by the general meeting. the supervisory board elects and dismisses the chairman of the supervisory board from among its members.

8.2 the supervisory board oversees the activities and performance of the powers of the managing directors and the activities of the company.

8.3 no one is authorised to give instructions to the supervisory board concerning its duty to control the managing directors.

8.4 the supervisory board is entitled to inspect all documents and records relating to the company’s activities and to check whether the accounting records are kept properly and in accordance with the facts and whether the company’s business or other activities are conducted in accordance with other legal regulations and the articles of incorporation.

8.5 The supervisory board reviews the ordinary, extraordinary, consolidated and, where appropriate, interim financial statements and the proposal for the distribution of profits or the settlement of losses and submits its opinions to the general meeting.

8.6 The supervisory board shall appoint a member to represent the company in proceedings before courts and other authorities against the managing director.

8.7 Members of the supervisory board attend the general meeting and the supervisory board member in charge of the supervisory board presents the results of the supervisory board’s activities. Members of the supervisory board shall be given the floor whenever they request it.

8.8 The company’s supervisory board also has all other powers conferred on the supervisory board of a joint-stock company by the law governing the legal relations of business companies and cooperatives.

8.9 The supervisory board shall meet at least once a year. A meeting of the supervisory board shall be convened by the chairman of the supervisory board by written or electronic invitation, specifying the place, date, time and agenda of the meeting. The invitation shall be delivered at least seven (7) days before the meeting and shall be accompanied by the documents to be by the supervisory board. If there is a risk of delay, this period may be shortened to the extent necessary. The chairman of the supervisory board is obliged to convene a meeting of the supervisory board without undue delay at the request of any member of the supervisory board or at the request of the managing director, or if a shareholder requests the supervisory board to review the performance of the managing director’s duties or informs the Supervisory Board of the intention to bring a shareholder action. If the chairman of the supervisory board fails to convene a meeting without undue delay, any member of the supervisory board or the managing director may convene a meeting.

8.10 The supervisory board may also take decisions outside the supervisory board meeting if all members of the supervisory board agree. In such a case, a written vote or a vote by technical means shall also be permitted. The voting members shall then be deemed to be present.

9 SHARE

9.1 The share represents the shareholder’s participation in the company and the rights and obligations arising from this participation. Its amount is determined according to the ratio of the shareholder’s contribution to the share capital of the company. No special rights are attached to the share.

9.2 The transfer of shares to another shareholder or to a third party does not require the consent of any corporate body.

10 RIGHTS AND OBLIGATIONS OF SHAREHOLDERS

10.1 Shareholders have the right to participate in the applicable profits and to be fully informed of all matters concerning the company. To this end, they shall in particular have the right to inspect all company documentation and to make copies thereof at their own expense. They shall also have the right to request and receive from the managing director true and complete information on all the company’s affairs. The managing director shall provide such information without undue delay. Without the consent of all the members of the company, the members shall not be entitled to disclose or make available to others any information so received.

10.2 Each of the partners is obliged to behave and act in such a way as to avoid damaging the legitimate interests and reputation of the company.

11 SUBJECT TO THE COMPANIES ACT

11.1 The Company is subject to Act No. 90/2012 Coll., on Business Companies and Cooperatives (the Business Corporations Act), as a whole.

In Hradec Králové on 24.1.2018

Karol Jurák, v.r.
Managing Director

Peter Šnajder, v.r.
Managing Director